EXHIBIT 10.6

PRODUCT DISTRIBUTION OPTION AGREEMENT

(the “Agreement”)

ENTERED INTO this 22st day of January, 2015 (the “Effective Date”)

BETWEEN:	KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation formed
under the laws of Barbados;
(hereinafter referred to as “Optionee”);

AND:	SYNERGY STRIPS CORP., a corporation formed under the laws of the State of Nevada;
(hereinafter referred to as “Optioner”).

PREAMBLE

WHEREAS Optionee has agreed to grant a loan (the “Loan”) to Optioner pursuant to the terms and conditions of that certain credit agreement between the Optionee and the Optioner dated as of the date hereof (the “Credit Agreement”);

WHEREAS the Loan is granted in consideration for, among other things, an option on the exclusive distribution right on Products (as this term is defined in Schedule A hereto) in Canada;

WHEREAS the option on the right to distribute Products in Canada will be governed by the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GENERAL

1.1	Preamble and Schedules. The preamble herein and schedule which is attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.2	Choice of Law and Attornment. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws applicable in the Province of Quebec, Canada. Any dispute arising in connection with this Agreement shall be resolved exclusively in the district of Montreal through the courts of Quebec, Canada.

2.	OPTION

2.1	Optioner hereby grants to Optionee an exclusive right to negotiate the exclusive distribution right for any one or more Products for the territories of Canada, Russia, Sub-Sahara Africa and Israel (each a “Territory” and collectively, the “Territories”) pursuant to the parameters detailed in Schedule A attached hereto (the “Option”).

2.2	The Option shall commence on the Effective Date of this Agreement and, unless extended by mutual written agreement between the parties, shall subsist until January 31,2045 (the “Option Period”) and will be automatically renewed for successive additional five (5) year periods, unless either party provides a notice of termination prior to the then applicable Option Period expiry date.

2.3	Subject to the Loan being granted by Optionee to Optioner, the Option may be exercised by Optionee at any time or from time to time during the Option Period by serving a written notice to Optioner indicating its will to exercise the Option (the “Exercised Option”). The notice shall specify which one or more Products the Optionee wishes to distribute and which one or more of the Territories it wishes to distribute the Produces) in.

2.4	Upon Optioner’s receipt of a written notice indicating the Optionee’s intent to exercise the Option, the Parties shall have a maximum delay of ninety (90) days to negotiate in good faith, conclude and execute the final terms and conditions of a distribution agreement based on the terms detailed in the Schedule A of the Agreement (the “Exercised Option Period”).

2.5	During the Exercised Option Period, Optioner will continue to be responsible for the preparation, filing, prosecution, maintenance and defence of the patents and regulatory approvals for the Products in the applicable Territory and costs related thereto.

2.6	Should Optionee not exercise the Option within the Option Period, Optioner shall thereafter be free to enter into agreements or distribution arrangements regarding the distribution rights for Products in the Territories on terms and conditions that are not more favourable to the third party than those offered by Optionee. Should the Parties not execute a distribution agreement within the Exercised Option Period provided for in Section 2.4 in respect of Produces) or Territories that were the subject of an Exercised Option, Optioner shall thereafter be free to enter into any agreements or arrangements regarding the distribution rights for such Produces) and such Territories.

2.7	All intellectual property disclosed and materials transferred by the Optioner to the Optionee pursuant to this Agreement do not in any way imply a transfer of any of Optioner’s ownership rights in said intellectual property disclosed and shall remain the exclusive property of the Optioner.

2.8	In the event that Optioner acquires a Product for which a third party has a pre-existing exclusive Territory license prior to (i) Optioner signing a letter of intent relating to the Product, or (ii) 60 days prior to Optioner reaching definitive agreements relating to the Product, the licensor will be entitled to maintain the license until the expiry date of such pre-existing license at which time the license will, at Optionee’s option, be transferred to Optionee on the terms set forth in Schedule A.

3.	NOTICE

Any notices served under this Agreement shall be made in writing and sent by registered or recorded delivery post address to:

If to the Optioner:	Synergy Strips Corp.
Attn: Jack Ross 865
Spring Street
Westbrook ME
04092

with a copy to:	Wyrick Robbins Yates & Ponton LLP
Attn: W. David Mannheim 4101
Lake Boone Trail, Suite 300
Raleigh, NC 27607

If to the Optionee:	Chancery House
High Street
Bridgetown, St. Michael
BB11128 Barbados, Wl

To the attention of:	Andrew C. Ferreira +1-246-431-0076
Fax No.:
DAVIES WARD PHILLIPS & VINEBERG S.E.N.C.R.L., s.r.I./LLP Attn: Hillel W. Rosen 900 Third Avenue 24th Floor New York, NY 10022 U.S.A.

With a copy to: 4

Neither party shall be entitled to assign, transfer or sub-contract nor give as a security interest, the Option right under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement, as follows:

SYNERGY STRIPS CORP.

Per:	/s/ Jack Ross
Name:	Jack Ross
Title:	CFO and Corporate Secretary

KNIGHT THERAPEUTICS
(BARBADOS) INC.

Per:	/s/[Unintelligible]
Name:	Chancery Corporate Services Limited
Title:	Secretary

Signature Page to Product Distribution Option Agreement

SCHEDULE A

TERM SHEET

The following sets out the terms for a distribution agreement contemplated between the Optioner and the Optionee (also referred to as “Synergy” and “Knight” respectively in this Schedule A), in relation to the Products. The terms set out below are intended to set out the material commercial terms to be included in the final distribution agreement to be entered into between the parties. The Optioner and the Optionee acknowledge that they shall not renegotiate said material commercial terms unless both parties agree to do so based on good faith negotiations. The parties acknowledge that entering into the arrangement contemplated by these terms is subject to good faith negotiation of the terms of a legally binding distribution agreement. The terms defined in the body of the Agreement shall continue to apply for this Schedule A.

1. Rights granted	Exclusive distribution right for Products in Canada, Russia, Sub-Sahara Africa and/or Israel (each a “Territory”) for no less than 15 years.

2. Products	“Products” means all of Synergy’s and its Affiliate’s current and future products, including the FOCUSFactor product.

3. Supply Cost

Knight would pay to Synergy the Cost of Goods plus 10% of the Cost of Goods resulting from the sales of the Products in the applicable Territory.

“Cost of Goods” means, with respect to the Products, the production cost of such Products (for the avoidance of doubt, including manufacturing oversight and quality assurance) calculated in accordance with internal cost accounting methods consistently applied by Synergy for its other similar pharmaceutical products; provided, that such methods comply with IFRS. Cost of Goods shall include direct labor, direct materials (including taxes and duties), but exclude corporate administrative overhead, any costs associated with excess capacity, any royalties or license fees payable to third parties and any other indirect costs. Notwithstanding the foregoing, in the event the Product is manufactured by a third party supplier and procured by Synergy, the “Cost of Goods” shall include the costs charged for such Product by such third party supplier to Synergy.

4. Term	15 years from date of commercial launch in the applicable Territory of the applicable Product with successive automatic renewals of 15 years each, unless Synergy pays the Repurchase Amount.

5. Synergy’s repurchase of distribution rights

Should Synergy wish to repurchase the distribution right on a Product for Territories from Knight in lieu of the automatic renewal referred to above, it may do so by paying to Knight the Repurchase Amount, being an amount equal to the Net Sales for the Product in the Territories over the previous 24 months prior to the end of the applicable Term.

“Net Sales” means the gross amounts invoiced by or on behalf of Knight and its Affiliates (defined below) for sales of Products to third parties that are not Affiliates of Knight in bona fide, arms-length transactions, less the following deductions if and to the extent they are (i) determined in accordance with Knight’s accounting standards which are in accordance with IFRS, (ii) actually taken by Knight or its Affiliates and (iii) included in the gross invoiced sales price of any Products or otherwise directly paid or incurred by Knight or its Affiliates with respect to the sale of Products:

(a) cash discounts;

(b) rebates;

(c) direct to customer discounts;

(d) charge-backs;

(e) bad debt;

(f) amounts repaid or credited by reasons of defects, rejections, recalls, returns; and

(g) tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on income).

“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the subject entity.

“Control”, for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity.

6. Covenants of Knight

Knight would agree to perform, among other things, each of the following covenants:

(a) Preparing and filing all applications and seeking regulatory approvals in the applicable Territory for the Products, including the payment of fees in connection therewith;

(b) Assuming the reasonable costs of intellectual property filings (including trademark filings), procurement and maintenance for all intellectual property applications and registrations associated with the Products in the applicable Territory, provided that, notwithstanding any limited licence thereof, ownership of all intellectual property rights relating to the Products shall remain the exclusive property of Synergy;

(c) Assuming all marketing, sales and distribution expenses related to the promotion of the Products in the applicable Territory; and

(d) Preparing an annual marketing and sales plan relating to the Products in the applicable Territory.

7. Covenants of Synergy

Synergy would agree to perform, among other things, each of the following covenants:

(a) Providing Knight with all documentation relating to the submissions for regulatory approval to the U.S. Food and Drug Administration or the European Medicines Agency for the Products within one month from submission;

(b) Where applicable, providing reasonable assistance to Knight with the regulatory submission of the Products in the applicable Territory;

(c) Providing full assistance and cooperation with respect to securing intellectual property protection in the applicable Territory for the Products (including reasonable trademark protection), provided that, notwithstanding any limited licence thereof, ownership of all intellectual property rights relating to the Products shall remain the exclusive property of Synergy;

(d) Not to assign the intellectual property associated with the Products to any third party, other than (i) to wholly owned affiliates of

Synergy, or (ii) in connection with a sale of all or substantially all of the assets of Synergy;

(e) Selling the Products in finished packaged form to Knight;

(f) Coordinating launch activities with Knight, including pharmacovigilence, pricing, reimbursement, positioning and health care conferences;

(g) Providing international marketing and sales materials;

(h) Providing trademarks for the applicable Territory.

8. Right to sublicense	Knight shall have the right to sublicense its distribution rights on Products or to use third party service providers for the distribution of the Products in the applicable Territory.

9. Others Provisions	If the Option is exercised by Knight, a complete distribution agreement including all the other terms and conditions usually used in such agreement will be prepared by Knight in the English language and presented to Synergy for negotiation in good faith. The parties agree to use the FOCUSFactor Distribution Agreement as their standard agreement, as applicable.